EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Metropolitan Bank Holding Corp. on Form S-3 of our report dated March 8, 2021, on the consolidated financial statements of Metropolitan Bank Holding Corp. and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

New York, New York

October 27, 2021